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                                                                     EXHIBIT 3.3

                              IMCO RECYCLING INC.
                              BOARD OF DIRECTORS

           Resolutions Relating to Amendment of the Company's Bylaws


          1. Article VI, Section 5 of the Bylaws is hereby deleted in its entirety, and substituted in lieu thereof is the following:

          "Section 5. Advancement of Expenses. Expenses incurred by a director
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          or officer of the Corporation in defending a civil, criminal, administrative or investigative action, suit or proceeding, whether by or in the right of the Corporation or otherwise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. However, such payment shall be conditioned upon the receipt by the Corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI or under applicable Delaware law. Such expenses incurred by other employees and agents may be so advanced and paid upon such terms and conditions, if any, as the Board of Directors deems appropriate under the circumstances."